EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

     The following is a list of LCC International, Inc.’s subsidiaries. Where LCC International, Inc. directly or indirectly (through one or more subsidiaries) owns less than 100% of the outstanding interests of the subsidiary, such percentage ownership has been noted.

Jurisdiction of
	Name of Subsidiary	Incorporation or Organization

1.	LCC Design Services, L.L.C.	Delaware
2.	Technical Staffing International, L.L.C.	Delaware
3.	LCC, United Kingdom, Ltd.	United Kingdom
4.	LCC Southern Europe Holdings S.R.L.	Italy
5.	LCC Telecom Management Services, Inc.	Delaware
6.	LCC do Brazil Ltda.	Brazil
7.	Koll Telecommunications Services, L.L.C.	Delaware
8.	LCC Asia Pacific LTD PTE	Singapore
9.	LCC Europe AS	Norway
10.	LCC International Holdings NL, Inc.	Delaware
11.	LCC International Holdings, Belgium, Inc.	Delaware
12.	LCC Algeria LLP	United Kingdom
13.	LCC Italia S.R.L.	Italy
14.	LCC Egypt	Egypt (18%)
15.	LCC International GMBH	Germany
16.	LCC Deployment Services UK, Limited	United Kingdom
17.	LCC International Consulting (Shanghai) Ltd.	China
18.	LCC Wireless Design Services L.L.C.	Delaware
19.	Detron LCC Network Services, B.V.	The Netherlands
20.	LCC China Services, L.L.C.	Delaware
21.	Beijing LCC Bright Oceans Communication	China (49%)
Consultants Co., Ltd.
22.	LCC Wireline, Inc.	Delaware (80%)
23.	LCC Wireless Communications Espana, S.A.	Spain (70%)
24.	LCC Design and Deployment Services. Ltd.	Greece